Exhibit 10.13
CONSULTING AGREEMENT

This Consulting Agreement (this “Agreement”) is entered into as of November 1, 2006 by and between Sutor Steel Technology, Co., Ltd , a holding company organized under the laws of the British Virgin Islands, ( “Sutor” or the “Company”), Heritage Management Consultants, Inc., a corporation organized under the laws of South Carolina, USA (“Heritage” or the “Consultant”) and HFG International, Limited (“HFG”).

RECITALS

1. Consultant is willing to provide to Sutor and its affiliated companies (collectively, the “Company”) the consulting services identified in this Agreement.

2. Sutor is willing to engage Consultant as an independent contractor, and not as an employee, on the terms and conditions set forth herein.

3. Except as otherwise provided for herein, HFG shall, on behalf of Sutor, be responsible for settling all payment obligations of Sutor under this Agreement.

AGREEMENT

In consideration of the foregoing and of the mutual promises set forth herein, and intending to be legally bound, the parties hereto agree as follows:

1. Engagement. Sutor hereby engages Consultant as an independent contractor to provide outsourced professional management services for the purpose of assisting the Company in meeting its obligations as a US publicly traded company. Heritage will provide a qualified individual, who will act as the Company’s U.S. based executive (the “Spokesperson”) for the purpose of communicating with the U.S. financial markets, and who will be supported by the Heritage staff. The scope of work includes the following:

•	The Spokesperson will be supported by a staff financial analyst.

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Heritage representative(s) will visit the Company’s location(s) to conduct a detailed analysis of the Company in order to gain an understanding of the Company’s operations, strategies and financial projections.

•	Heritage will develop an investor presentation for use in any transactions.

•	Heritage will review and suggest edits to any written business plans in the English language that will be used for any transaction.

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Heritage will provide consultation to the Company during all fund raising activities during the term of the engagement. The Spokesperson will make “one on one,” web cast and teleconference presentations to investment banks and potential investors on behalf of the Company with the Company’s executive management in attendance. Heritage staff will coordinate communications between investment banks, investors and the Company.

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Heritage staff will assist the Company in the construction of both historical and projected financial models appropriate for use with the investment community. Heritage staff will conduct a detailed review of the financial projections for any potential issues prior to their release to the investment community.

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On an ongoing basis, Spokesperson will be available to make “one on one” presentations, web cast presentations and teleconference updates to current investors, potential investors, and the analyst community as appropriate.

•	Spokesperson will participate in investor conferences, as appropriate.

•	Spokesperson will conduct quarterly investor conference calls, as appropriate.

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Spokesperson and the Heritage staff will be readily available to receive inquiries and coordinate responses to potential and current investors, buy and sell side analysts, the financial press, and the Securities and Exchange Commission.

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Heritage will work with the Company on proactively analyzing, identifying potential issues or areas of concern and constructing responses to potential questions which may result from the Company’s quarterly financial results.

•	Heritage can assist the Company in interviewing; selecting and retaining an investor relations firm.

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Heritage will oversee the accuracy of the reporting of the Company’s financials with the stock exchanges and Bloomberg Financial Reporting, specifically to ensure the accurate reflection of updates required after a reverse merger transaction.

▪	Heritage will solicit independent research coverage with the sell side analyst community.

•	Heritage will review all press releases on financial results and material Company events.

•	Heritage will assist the Company in the recruitment of independent directors as required to facilitate the Company’s listing on NASDAQ or the American Stock Exchange.

•	Heritage will assist the Company in putting into place the necessary internal management resources that will enable the company to operate effectively in the capital markets on an ongoing basis.

•	Heritage will assist the Company in the arrangement of Directors and Officers Liability Insurance coverage.

•	Heritage will assist the Company in other work that should be done by Spokesman for listing in US capital market.

2. Term. This Agreement will commence on the date first written above, and unless modified by the mutual written agreement of the parties, shall continue for a period of one year.

3. Compensation.

a. In consideration of the services to be performed by Consultant, Sutor agrees to pay Consultant one hundred seventy five thousand ($175,000) U.S. dollars. Payment of one hundred fifteen thousand ($115,000) will be made immediately upon the successful completion of a transaction (a “RTO”) whereby Sutor becomes a wholly owned subsidiary of a corporation domiciled in the United States of America., The remaining sixty thousand dollars ($60,000) will be paid in three equal installments of twenty five thousand ($20,000) at the beginning of each calendar quarter commencing ninety (90) days after the execution of this agreement.

b. All out of pocket expenses incurred by Consultant and/or its associates shall be reimbursed by the Company. If the RTO is not consummated, Sutor agrees to reimburse Heritage for all out of pocket expenses incurred up to the date it is determined the RTO will not be effected. Travel expenses will be incurred at a Business Class level of service. Besides travel in the US, it is expected that the Spokesperson will visit Company’s China locations(s) two (2) times during the term of the Agreement. If total amount of expense incurred goes beyond the limit of $25,000 in the agreement period, Heritage shall ask Halter for permission in advance for further expense, if any.

c. HFG hereby agrees that it shall pay all fees and expenses contemplated by paragraphs (a) and (b) of this Section 3. during the stated term of this Agreement. HFG shall not be responsible for the payment of fees and expenses payable to Consultant resulting from either an extension of the term of this Agreement or the rendering of services requested by the Company that are beyond the scope of the Agreement.

4. Representations and Warranties. Consultant represents and warrants (i) that Consultant has no obligations, legal or otherwise, inconsistent with the terms of this Agreement or with Consultant’s undertaking this relationship with the Company, (ii) that Consultant will not use in the performance of its responsibilities under this Agreement any confidential information or trade secrets of any other person or entity and (iii) that Consultant has not entered into or will enter into any agreement (whether oral or written) in conflict with this Agreement.

5. Indemnification. Company agrees to indemnify and save harmless the Consultant, as well as Consultant’s officers, employees, and agents from all suits, actions, losses, damages, claims, or liability of any character, type or description, including without limiting the generality of the foregoing all expenses of litigation, court costs, and attorney’s fees arising out of or occasioned by the acts of Sutor, its agents or employees, or occasioned by the acts of Consultant in the execution or performance of the services provided by the Consultant, at any time from the execution date of this Agreement until such time after any pertinent limitations period expires after the termination of this Agreement.
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As part of this indemnification, Sutor agrees to defend and hold harmless Consultant from and against any and all liabilities arising from the consulting agreement. As such, Consultant shall not be liable to Sutor, or to anyone who may claim any right due to its relationship with Sutor, for any acts or omissions on the part of the Consultant or the agents or employees of the Consultant in the performance of Consultant’s services under this Agreement. Sutor shall hold Consultant free and harmless from any obligations, costs, claims, judgments, attorney’s fees, or attachments arising from or growing out of the services rendered to the Company.

6. Governing Law. This Agreement shall be governed by the laws of the Peoples Republic of China and any dispute arising hereunder shall be submitted for binding arbitration to the China Foreign Trade Commission Arbitration Committee in Shanghai.

It is understood that this Agreement will be prepared and executed in both the English and Chinese languages, with both versions having legal efficacy. If a dispute arises as to the interpretation of a particular provision of this Agreement because of differences between the Chinese and English languages, the dispute shall be resolved in accordance with the provisions of the preceding paragraph.

7. Miscellaneous. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorney’s fees, costs. This Agreement shall be binding on and inure to the benefit of the parties to it and their respective successors and assigns.

Executed at Hilton Head Island, SC, USA on the day and year first above written.

Sutor Steel Technology, Co., Ltd.		Heritage Management Consultants, Inc.

By:	/s/ Guoxiang Ni	By:	/s/ James H. Groh
	Guoxiang, Ni, CEO		James H. Groh, President

	Dated: November 1, 2006		Dated: November 26, 2006

HFG International, Limited

By:	/s/ Timothy P. Halter

Printed Name:	Timothy P. Halter

Its: Director

Dated: January 11, 2007